                          SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement       [_] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                              BE AEROSPACE, INC.
              ------------------------------------------------
              (Name of Registrant as Specified In Its Charter)


              ------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
    or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________

    (5) Total fee paid:

        ________________________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ________________________________________________________________________

    (2) Form, Schedule or Registration Statement No.:

        ________________________________________________________________________

    (3) Filing Party:

        ________________________________________________________________________

    (4) Date Filed:

        ________________________________________________________________________

                              BE AEROSPACE, INC.
                           1400 CORPORATE CENTER WAY
                           WELLINGTON, FLORIDA 33414

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 JULY 23, 1996

                               ----------------

  Notice is hereby given that the Annual Meeting of Stockholders of BE Aerospace, Inc. will be held in the Conference Center, 36th Floor, Ropes & Gray, One International Place, Boston, Massachusetts at 10:30 A.M. on Tuesday, July 23, 1996 for the following purposes:

    1. To elect two Class II directors;

    2. To consider and act upon a proposal to amend the Amended and Restated 1989 Stock Option Plan by increasing the aggregate number of shares available for grant thereunder;

    3. To consider and act upon a proposal to adopt the MacBride Principles;
  and

    4. To transact any other business that may properly come before the meeting, or any adjournment thereof.

  Stockholders of record at the close of business on June 3, 1996 are entitled to notice of and to vote at the meeting.

  If you are unable to attend the meeting in person, please sign and date the enclosed proxy and return it promptly in the enclosed envelope.

                                          By Order of the Board of Directors,

                                          Edmund J. Moriarty
                                          Secretary

June 24, 1996

                              BE AEROSPACE, INC.

                               ----------------

                        ANNUAL MEETING OF STOCKHOLDERS

                                 JULY 23, 1996

                               ----------------

                                PROXY STATEMENT

                               ----------------

  The enclosed form of proxy is solicited on behalf of the Board of Directors of BE Aerospace, Inc. (the "Company") to be voted at the Annual Meeting of Stockholders to be held in the Conference Center, 36th Floor, Ropes & Gray, One International Place, Boston, Massachusetts 02110 at 10:30 A.M. on Tuesday, July 23, 1996 or at any adjournment thereof (the "Meeting"). A proxy may be revoked by a stockholder at any time before it is voted (i) by returning to the Company another properly signed proxy bearing a later date; (ii) by otherwise delivering a written revocation to the Secretary of the Company; or
(iii) by attending the Meeting and voting the shares represented by the proxy in person. Shares represented by the enclosed form of proxy properly executed and returned, and not revoked, will be voted at the Meeting.

  The expense of soliciting proxies will be borne by the Company. Officers and regular employees of the Company (who will receive no compensation therefor in addition to their regular salaries) may solicit proxies. In addition to the solicitation of proxies by use of the mails, the Company may use the services of its officers and regular employees to solicit proxies personally and by mail, telephone and telegram from brokerage houses and other shareholders. The Company also has retained Corporate Investor Communications, Inc. to assist in such solicitation for a fee of $4,000 plus expenses. The Company also will reimburse brokers and other persons for their reasonable charges and expenses in forwarding soliciting materials to their principals.

  In the absence of contrary instructions, the persons named as proxies will vote in accordance with the intentions stated below. The holders of record of shares of the common stock, $0.01 par value, of the Company (the "Common Stock") at the close of business on June 3, 1996 are entitled to receive notice of and to vote at the Meeting. As of that date, the Company had issued and outstanding 16,583,214 shares of Common Stock. Each such share of Common Stock is entitled to one vote on each matter to come before the Meeting.

  Consistent with Delaware state law and the Company's by-laws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Meeting will be counted by the person appointed by the Company to act as inspector of election for the Meeting. The two nominees for election as directors at the Meeting who receive the greatest number of votes properly cast for the election of directors shall be elected directors. A majority of the shares in attendance at the Meeting, present in person or represented by proxy, is necessary to approve the actions described in Proposal Nos. 2 and 3 of the accompanying Notice of Annual Meeting. The inspector of election will count the total number of votes cast "for" approval of Proposal Nos. 2 and 3 for purposes of determining whether sufficient affirmative votes have been cast. The inspector of election will count shares represented by proxies that withhold authority to vote either for the nominees for election as a director or for Proposal Nos. 2 and 3 or that reflect abstentions and "broker non-votes" (i.e., shares represented at the Meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote; and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but neither abstentions nor broker non-votes will have any effect on the outcome of voting on any matter.

  The Annual Report to Stockholders for the Company's fiscal year ended February 24, 1996 accompanies this proxy statement. This proxy statement and the enclosed proxy are being mailed to stockholders on the same date as the date of the Notice of Annual Meeting.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

  The persons named in the enclosed proxy intend to vote each share as to which a proxy has been properly executed and returned and not revoked in favor of the election as directors of the two nominees named below, each of whom is now a director of the Company, unless authority to vote for the election of either or both of such nominees is withheld by marking the proxy to that effect.

  Pursuant to the Company's Restated Certificate of Incorporation, the Board of Directors is divided into three classes, as nearly equal in number as possible, so that each director (in certain circumstances after a transitional period) will serve for three years, with one class of directors being elected each year.

  The nominees are the two directors currently designated as Class II Directors, whose terms expire at the 1996 Annual Meeting. The enclosed proxy cannot be voted for a greater number of persons than two.

  If Proposal No. 1 is approved, Messrs. R. Khoury and Wyss will be elected as Class II Directors for a term of three years, expiring at the 1999 Annual Meeting, and until their respective successors are elected and shall qualify to serve.

  It is expected that Messrs. Khoury and Wyss will be able to serve, but if either is unable to serve, the proxies reserve discretion to vote, or refrain from voting, for a substitute nominee or nominees or to fix the number of directors at a lesser number.

NOMINEES

                   NAME, AGE (AS OF JUNE 14, 1996),                     DIRECTOR
            BUSINESS EXPERIENCE AND CURRENT DIRECTORSHIPS                SINCE
            ---------------------------------------------               --------
ROBERT J. KHOURY, 54--Since April 1996, Vice Chairman of the Board of     1987
 Directors and Chief Executive Officer of the Company; from 1987 to
 April 1996, President and Chief Operating Officer of the Company. Mr.
 Khoury is the brother of Amin J. Khoury
HANSJORG WYSS, 60--Since 1977, Director, President and Chief Executive    1989
 Officer of Synthes (U.S.A.), Ltd. and Synthes (Canada), Ltd.,
 manufacturers and distributors of orthopedic implants and
 instruments; currently a director of Applied Extrusion Technologies,
 Inc., a manufacturer of oriented polypropylene films for labeling and packaging applications for the food, beverage, confectionary and other consumer products industries.

CURRENT DIRECTORS

               NAME, AGE (AS OF JUNE 14, 1996),                 DIRECTOR  TERM
        BUSINESS EXPERIENCE AND CURRENT DIRECTORSHIPS            SINCE   EXPIRES
        ---------------------------------------------           -------- -------
JIM C. COWART, 44--Since January 1993, Chairman of the Board      1989    1998
 of Directors and Chief Executive Officer of Aurora
 Electronics, Inc., a supplier of environmental recycling and recovery services to the electronics industry; since January
 1992, Director of Aurora Management, Inc., a private capital firm from time to time retained by the Company for consulting services; from 1987 until 1991, General Partner of Capital
 Resource Partners, a private capital investment manager.
PAUL E. FULCHINO, 49--Since April 1996, President and Chief       1996    1998
 Operating Officer of the Company; from 1990 to 1996,
 President and Vice Chairman of Mercer Management Consulting,
 Inc., a general management consulting firm with over 1,100
 employees.
RICHARD G. HAMERMESH, 48--Since 1987, Managing Partner, Center    1987    1997
 for Executive Development, an independent executive education and training firm; currently a director of Applied Extrusion
 Technologies, Inc.
AMIN J. KHOURY, 57--Since 1987, Chairman of the Board of          1987    1997
 Directors; from 1987 to April 1996, Chief Executive Officer of the Company; since 1986, Managing Director of The K.A.D.
 Companies, Inc., an investment, venture capital and
 consulting firm; currently Chairman of the Board of Directors of Applied Extrusion Technologies, Inc.; and a director of
 Aurora Electronics, Inc. and Brooks Automation, Inc., a
 manufacturer of vacuum central wafer handling systems for the semiconductor process industry. Mr. Khoury is the brother of
 Robert J. Khoury.
BRIAN H. ROWE, 65--Since February, 1995, Chairman Emeritus of     1995    1998
 GE Aircraft Engines ("GEAE"), a principal business unit of
 the General Electric Company ("GE"); Chairman of GEAE from
 1993 to 1995 and President from 1990 to 1993; held various
 senior management positions with GEAE from 1979 to 1990;
 joined GE in 1957; currently a director of Atlas Air, Inc., an air cargo carrier; the Fifth Third Bank, an Ohio banking corporation; Stewart & Stevenson Services, Inc., a custom
 packager of engine systems for the generation of electrical and mechanical power; Textron, a multi-industry manufacturer of commercial and military aircraft, automotive components, industrial fastening systems and other products; and Canadian
 Marconi Company, a provider of aerospace products, electronic components, communications products and surface
 transportation electronics.

BOARD OF DIRECTORS AND COMMITTEES

  The Board of Directors held four meetings during the fiscal year ended February 24, 1996 ("Fiscal 1996"). All directors attended at least 75% of Board meetings during Fiscal 1996. The Board of Directors currently has two standing committees, the Audit Committee and the Stock Option and Compensation Committee.

  The Audit Committee, composed of Messrs. Richard G. Hamermesh and Hansjorg Wyss, held one meeting during Fiscal 1996. The Audit Committee recommends to the Board of Directors the independent auditors to be engaged by the Company, reviews with management and with the independent auditors the Company's internal accounting procedures and controls and reviews with the independent auditors the scope and results of their audit.

  The Stock Option and Compensation Committee, composed of Messrs. Cowart and Hamermesh, held one meeting during Fiscal 1996 and acted pursuant to unanimous written consent on two occasions. The Committee provides recommendations to the Board regarding compensation matters and administers the Company's stock option and compensation plans.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

  The following table and notes thereto set forth certain information with respect to the beneficial ownership of the Company's Common Stock as of June 14, 1996 by (i) each person who is known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock of the Company; (ii) each of the chief executive officer and the four other most highly paid executive officers of the Company in Fiscal 1996 (collectively, the "Named Executive Officers") and each director of the Company; and (iii) all executive officers and directors of the Company as a group. Except as otherwise indicated, each of the stockholders named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned:

                                           COMMON STOCK BENEFICIALLY OWNED
                                           -------------------------------------
                                                                  PERCENT OF
                                                NUMBER            OUTSTANDING
                                              OF SHARES            SHARES(1)
                                           -------------------  ----------------
Wellington Management Company............            2,273,300            13.7
  75 State Street
  Boston, MA 02109
State of Wisconsin Investment Board......            1,585,000             9.5
  P.O. Box 7842
  Madison, WI 53707
Sanford C. Bernstein & Co................            1,131,439             6.8
  1 State Street Plaza
  New York, NY 10004
Frank Russell Co. Inc....................              998,200             6.0
  909 A Street
  Tacoma, WA 98401
Dimensional Fund Advisors................              916,700             5.5
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401
Amin J. Khoury+*.........................            707,800(2)            4.1
Marco C. Lanza+..........................            220,148(3)            1.3
Hansjorg Wyss*...........................            188,609(4)            1.1
Robert J. Khoury+*.......................            173,717(5)            1.0
Jim C. Cowart*...........................            168,000(6)            1.0
Thomas P. McCaffrey+.....................             70,596(7)             **
Richard G. Hamermesh*....................             63,802(8)             **
Paul E. Fulchino*........................             50,000(9)             **
E. Ernest Schwartz+......................            29,750(10)             **
Brian H. Rowe*...........................             8,750(11)             **
All Directors and Executive Officers as a
 group (14 persons)......................         1,798,290(12)            9.8

- --------
  + Named Executive Officer
  * Director of the Company
 ** Less than 1 percent
 (1) The number of shares of Common Stock deemed outstanding includes: (i) 16,623,214 shares of Common Stock outstanding as of June 14, 1996 and
     (ii) shares of Common Stock subject to outstanding stock options which are exercisable by the named individual or group in the next sixty days (commencing June 14, 1996).
 (2) Includes shares issuable upon the exercise of stock options exercisable in the next sixty days.
 (3) Includes 175,000 shares issuable upon the exercise of stock options exercisable in the next sixty days and shares owned through the Company 401(k) plan. Excludes options to purchase 25,000 shares of Common Stock which are not exercisable in the next sixty days.
 (4) Includes 47,500 shares issuable upon the exercise of stock options exercisable in the next sixty days. Excludes options to purchase 12,500 shares of Common stock which are not exercisable in the next sixty days.
 (5) Includes 172,500 shares issuable upon the exercise of stock options exercisable in the next sixty days and shares owned through the Company 401(k) plan. Excludes options to purchase 27,500 shares of Common Stock which are not exercisable in the next sixty days.
 (6) Includes 20,000 shares acquired by a profit sharing plan in which Mr. Cowart has a fifty percent interest and 145,000 shares issuable upon the exercise of stock options exercisable in the next sixty days. Excludes options to purchase 20,000 shares of Common Stock which are not exercisable in the next sixty days.
 (7) Includes 65,000 shares issuable upon the exercise of stock options exercisable in the next sixty days. Excludes options to purchase 5,000 shares of Common Stock which are not exercisable in the next sixty days.
 (8) Includes 2,000 shares held in trusts for the benefit of Mr. Hamermesh's two children, of which trust Mr. Hamermesh and his wife are trustees and in which shares Mr. Hamermesh disclaims all beneficial interest. Also includes 37,500 shares issuable upon the exercise of stock options exercisable in the next sixty days. Excludes options to purchase 12,500 shares of Common Stock which are not exercisable in the next sixty days.
 (9) Excludes options to purchase 150,000 shares of Common Stock which are not exercisable in the next sixty days.
(10) Includes 28,750 shares issuable upon the exercise of stock options exercisable in the next sixty days. Excludes options to purchase 6,250 shares of Common Stock which are not exercisable in the next sixty days.
(11) Includes 8,750 shares issuable upon the exercise of stock options exercisable in the next sixty days. Excludes options to purchase 26,250 shares of Common Stock which are not exercisable in the next sixty days.
(12) Includes 1,544,050 shares issuable upon the exercise of stock options exercisable in the next sixty days. Excludes options to purchase 343,750 shares of Common Stock which are not exercisable in the next sixty days.

                            EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

  The Compensation Committee, which is responsible for making recommendations to the Board of Directors on compensation relating to officers of the Company and administering the Company's stock option plans, makes the following report on executive compensation for Fiscal 1996:

  The Company's executive compensation program is designed to reward and retain executives who are capable of leading the Company in achieving its strategic and financial objectives in the competitive and rapidly changing commercial aircraft cabin interior products industry.

  The Company relies on three compensation components to motivate executive performance: annual salary, incentive cash bonuses and stock-based incentive compensation. Each of the Named Executive Officers has an employment agreement that establishes an annual base salary at a level the Company believes is very modest for companies in the aerospace and airline industries and in the mid-range for growth companies traded on the Nasdaq National Market. In addition to base salary, each Named Executive Officer may receive an incentive cash bonus at the end of each fiscal year based upon corporate performance and that officer's individual performance. Corporate performance is measured by the Company's strategic and financial performance in that fiscal year, with particular reference to net revenues and operating earnings for the year, together with gains in market share for the Company's products. Because the Compensation Committee believes that short-term fluctuations in stock price do not necessarily reflect the underlying strength or future prospects of the Company, the Compensation Committee does not emphasize year-to-year changes in stock price in its evaluation of corporate performance. Individual performance is measured by the strategic and financial performance of the particular officer's operational responsibility in comparison to targeted performance criteria.

  While skeptical about the significance of short-term fluctuations in stock price, the Compensation Committee believes that long-term stock price appreciation will reflect the Company's achievement of its strategic goals and objectives. Accordingly, the Company seeks to create long-term performance incentives for its key employees through the Company's stock-based incentive compensation program. Stock options are granted to key employees at a price equal to the fair market value on the date of grant, and awards are based on the performance of such employees and anticipated contributions by such employees in helping the Company achieve its strategic goals and objectives. Stock option grants are also made by reference to the number of stock options an employee already holds.

  For the last two fiscal years, despite the achievement of essentially all of the strategic objectives associated with the creation of long-term shareholder value, including gains in market share for all of the Company's products, revenues and operating earnings did not meet the Company's projections due to the continued recession in the airline industry and, therefore, the Company did not pay any cash bonuses to any of its Named Executive Officers. The Company did grant stock options to key employees, other than the Named Executive Officers, upon recommendation of management and approval of the Compensation Committee.

  The base salary for Mr. Amin J. Khoury, Chairman of the Board and Chief Executive Officer of the Company during Fiscal 1996, for Fiscal 1996 was $403,211, which included a cost-of-living increase calculated by reference to the Consumer Price Index as provided in his employment agreement with the Company. See

"Employment Contracts--Amin J. Khoury" below. Mr. Khoury was not granted any bonus or stock options for Fiscal 1996.

  With respect to the above matters, the Compensation Committee submits this report.

                                          COMPENSATION COMMITTEE
                                          Jim C. Cowart
                                          Richard G. Hamermesh

  The following tables set forth information with respect to the compensation of the Named Executive Officers in Fiscal 1996:

                          SUMMARY COMPENSATION TABLE

                                     ANNUAL COMPENSATION     LONG-TERM COMPENSATION
                                     --------------------- --------------------------
                                                                         ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR(1) SALARY($)   BONUS($)  OPTIONS(#) COMPENSATION($)
- ---------------------------  ------- ----------  --------- ---------- ---------------
Amin J. Khoury..........      1996   $  403,211   $      0   $    0       $3,990(2)
 Chairman and Chief           1995      382,653          0        0        3,764(2)
 Executive Officer            1994      370,440          0        0        5,514(2)
Robert J. Khoury........      1996      256,000          0        0        5,137(2)
 President and Chief          1995      200,000          0   60,000        4,551(2)
 Operating Officer            1994      200,000          0   50,000        4,497(2)
Marco C. Lanza..........
 Executive Vice               1996      202,500          0        0        4,666(2)
 President, Marketing         1995      150,010          0   90,000        4,432(2)
 and Product Development      1994      150,000          0   10,000        4,497(2)
Thomas P. McCaffrey.....
 Vice President, Chief        1996      195,000          0        0        5,515(2)
 Financial Officer and        1995      155,192          0   20,000        4,201(2)
 Secretary                    1994      123,384          0   50,000            0
E. Ernest Schwartz......      1996      174,282          0        0        4,936(2)
 President, Galley            1995      137,500          0    5,000       18,859(2)
 Products Group               1994      135,000     20,000   20,000        4,497(2)

- --------
(1) The periods covered by this table are the fiscal years ended in February 1996, 1995 and 1994.
(2) Defined contribution plan contribution paid by the Company.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                          VALUE OF
                                                       NUMBER OF         UNEXERCISED
                                                      UNEXERCISED       IN-THE-MONEY
                                                       OPTIONS AT        OPTIONS AT
                                                       FY-END(#)          FY-END($)
                                                     -------------- ---------------------
                         SHARES ACQUIRED    VALUE     EXERCISABLE/      EXERCISABLE/
          NAME           ON EXERCISE(#)  REALIZED($) UNEXERCISABLE    UNEXERCISABLE(1)
          ----           --------------- ----------- -------------- ---------------------
Amin J. Khoury..........          0          N.A.         782,800/0        4,096,050/N.A.
Robert J. Khoury........          0          N.A.    172,500/27,500 924,062.50/138,437.50
Marco C. Lanza..........          0          N.A.    175,000/25,000 935,937.50/120,312.50
Thomas P. McCaffrey.....          0          N.A.     47,500/22,500       206,875/100,625
E. Ernest Schwartz......     15,000        78,750      27,500/7,500        118,125/38,750

- --------
(1) The closing price for the Company's Common Stock on the Nasdaq National Market on February 23, 1996, the last trading day of the fiscal year, was $13.00 per share.

DEFINED BENEFIT ARRANGEMENT

  Pursuant to the employment agreement between the Company and Mr. Amin J. Khoury, upon the occurrence of the earlier of December 31, 2001 (the employment agreement's termination date) or the termination of the employment agreement by reason of Mr. Khoury's death or incapacity, Mr. Khoury or his estate, as the case may be, shall be entitled to receive a retirement compensation payment (the "Retirement Compensation") equal to Mr. Khoury's base salary, as adjusted for inflation, in effect immediately prior to the termination of his employment, which amount is payable for each successive year following termination for the number of years Mr. Khoury has served the Company. Mr. Khoury's base salary is currently $450,000, and his service to the Company began on August 1, 1987, the date he became Chairman and Chief Executive Officer of the Company. The Retirement Compensation may be paid in monthly installments, or Mr. Khoury or his personal representative, as the case may be, may elect to receive the present value of the aggregate Retirement Compensation in a lump sum.

  Pursuant to the amended employment agreement between the Company and Mr. Robert J. Khoury, in the event that Mr. Khoury terminates his employment, then Mr. Khoury or his estate, as the case may be, shall be entitled to receive in each of the ten years following termination a retirement compensation payment equal to Mr. Khoury's base salary in effect as of the date of termination, plus incentive bonus and other benefits contained in his contract. Mr. Khoury's base salary is currently $450,000, and his service to the Company began on August 1, 1987, the date he became President and Chief Operating Officer of the Company.

COMPENSATION OF DIRECTORS

  Directors who are employees of the Company receive no additional compensation for serving on the Company's Board of Directors. Directors who are not employees of the Company (the "Eligible Directors") receive compensation of $2,500 per calendar quarter and are entitled to participate in the Company's 1991 Directors' Stock Option Plan, as from time to time in effect (the "Directors' Plan"). Under the Directors' Plan, each Eligible Director is awarded an option for 5,000 shares of Common Stock on December 15 of each year the plan is in effect, provided he or she is an Eligible Director on that date. In addition, each Eligible Director, excluding those individuals who are currently directors of the Company, is awarded an initial grant of 35,000 shares of Common Stock as of the date of his or her first election as a director.

  The exercise price of all options granted under the Directors' Plan may not be less than 100% of the fair market value of the Common Stock on the date of the grant. Options expire 10 years after the date of grant and become exercisable, subject to certain conditions which accelerate vesting, as follows: 25% on the first anniversary of the date of grant and an additional 25% each calendar year thereafter. On December 15, 1995, each of the following directors was awarded an option to purchase 5,000 shares of Common Stock at a price of $10.375 per share: Jim C. Cowart, Richard G. Hamermesh and Hansjorg Wyss.

EMPLOYMENT CONTRACTS

  Amin J. Khoury. Mr. Khoury and the Company have entered into an employment agreement dated as of January 1, 1992, amended as of August 1, 1992 and April 1, 1996, which extends through December 31, 2001. Under the employment agreement, Mr. Khoury receives an initial base salary of $450,000 per year, subject to increases as determined from time to time by the Board of Directors and subject to cost of living increases calculated by reference to the Consumer Price Index. Mr. Khoury's base salary for Fiscal 1996 was $403,211. Mr. Khoury is also entitled to receive bonuses from the Company when, as and if determined from time to time by the Board of Directors. In the event of Mr. Khoury's death or incapacity, Mr. Khoury (or in the event of his death, his designee) will continue to receive his then current salary and, to the extent legally practicable, benefits until the end of the term of the contract or the current one-year extension period. If a change of control of the Company results in the termination of his employment or reduction in salary or benefits or if Mr. Khoury resigns following such a change of control because of a change in his position or responsibilities, Mr. Khoury will receive a lump sum payment equal to two times his then current salary and will then continue to receive his salary and benefits under the agreement until the end of the term of the agreement or the next calendar year end, whichever is later. Mr. Khoury is also entitled to retirement compensation upon the expiration of his employment term. See "Defined Benefit Arrangement" above.

  Robert J. Khoury. Mr. Khoury and the Company have entered into an employment agreement dated as of March 1, 1992, amended as of August 1, 1992 and April 1, 1996, which extends through February 28, 2001, unless otherwise terminated. Thereafter, the agreement extends automatically for consecutive one-year periods until either Mr. Khoury or the Company gives the other at least 90 days' written notice prior to the end of the next calendar year end. Under the employment agreement, Mr. Khoury receives a base salary of $450,000, subject to increases from time to time as determined by the Board of Directors and subject to cost of living increases calculated by reference to the Consumer Price Index. Mr. Khoury is entitled to receive an annual incentive bonus when, as and if determined by the Board of Directors, which shall not exceed 100% of his then current salary. In the event of Mr. Khoury's death or incapacity, Mr. Khoury (or in the event of his death, his designee) will continue to receive his then current salary and, to the extent legally practicable, benefits until the end of the term of the contract or the current one-year extension period. If a change of control of the Company results in the termination of his employment or reduction in salary or benefits or if Mr. Khoury resigns following such a change of control because of a change in his position or responsibilities, Mr. Khoury will receive a lump sum payment equal to two times his then current salary and will then continue to receive his salary and benefits under the agreement until the end of the term of the agreement or the next calendar year end, whichever is later. If the Company terminates his employment agreement for cause, the Company has no further obligations to him, except for unpaid salary and benefits accrued through the date of termination. Mr. Khoury is also entitled to retirement compensation upon the expiration of his employment term. See "Defined Benefit Arrangement" above.

  Paul E. Fulchino. The Company has entered into a three-year employment agreement dated as of April 1, 1996 with Mr. Fulchino under which Mr. Fulchino receives a base salary of $450,000, subject to increases as determined from time to time by the Board of Directors and subject to cost of living increases calculated by reference to the Consumer Price Index. Mr. Fulchino also is entitled to receive an annual incentive bonus as determined by the Board of Directors, which shall not exceed 100% of his then current salary. In the event of Mr. Fulchino's death or incapacity, Mr. Fulchino (or, in the event of his death, his designee) will continue to receive his then current salary (and in the case of disability, benefits) for the balance of the term of the contract. If a change of control of the Company results in the termination of his employment or if Mr. Fulchino resigns following such a change of control because of a change in his position or responsibilities, or his compensation or benefits are terminated or reduced, Mr. Fulchino will receive a lump sum payment equal to two times his then current salary. If the Company terminates his employment agreement for cause, the Company will have no further obligations to him, except for unpaid salary and benefits accrued through the date of termination.

  Marco C. Lanza. Mr. Lanza and the Company have entered into an employment agreement dated as of March 1, 1992, amended as of January 1, 1996, which extends through December 31, 1999, unless sooner terminated. Thereafter, the agreement extends automatically for consecutive one-year periods until either Mr. Lanza or the Company gives the other at least 90 days' written notice prior to the end of the next calendar year. Under the employment agreement, Mr. Lanza receives a base salary of $240,000 and is entitled to receive an annual incentive bonus when, as and if determined by the Board of Directors. In the event of Mr. Lanza's death or incapacity, Mr. Lanza (or in the event of his death, his designee) will continue to receive his then current salary and, to the extent legally practicable, benefits until the end of the term of the contract or the current one-year extension period. If a change of control of the Company results in the termination of his employment or reduction in salary or benefits or if Mr. Lanza resigns following such a change of control because of a change in his position or responsibilities, Mr. Lanza will receive a lump sum payment equal to his then current salary and will then continue to receive his salary and benefits under the agreement until the end of the term of the agreement or the next calendar year end, whichever is later. Mr. Lanza does not have provision in his employment agreement for a retirement benefit. In all other respects, Mr. Lanza's employment agreement is the same as Mr. Robert Khoury's employment agreement described above.

  Thomas P. McCaffrey. Mr. McCaffrey and the Company have entered into an employment agreement dated as of May 1, 1993, amended as of January 1, 1996, which extends through December 31, 1999, unless sooner terminated. Thereafter, the agreement extends automatically for one-year periods until either Mr. McCaffrey or the Company gives the other at least 90 days' written notice prior to the end of the next calendar year. Under the employment agreement, Mr. McCaffrey receives a base salary of $225,000 and is entitled to receive an annual incentive bonus when, as and if determined by the Board of Directors but not to exceed 100% of salary. In all other respects, Mr. McCaffrey's employment agreement is the same as Mr. Lanza's employment agreement described above.

  E. Ernest Schwartz. Mr. Schwartz and the Company have entered into an employment agreement dated as of March 1, 1992, amended as of January 1, 1996, which extends through January 1, 1997, unless sooner terminated. Thereafter, the agreement extends automatically for one-year periods until either Mr. Schwartz or the Company gives the other at least 90 days' written notice prior to the end of the next calendar year. Mr. Schwartz receives a base salary of $200,000 under the agreement and is entitled to receive an annual incentive bonus when, as and if determined by the Board of Directors. Mr. Schwartz does not have provision in his employment agreement for a retirement benefit. Mr. Schwartz's employment agreement contains provisions with respect to change in control identical to those in Mr. Lanza's employment agreement described above.

REPORT OF REPRICING OF OPTIONS

  The Compensation Committee makes the following report on the repricing of options in Fiscal 1996:

  On August 23, 1995, the Compensation Committee repriced certain outstanding options of the Company with exercise prices ranging from $9.25 to $11.75 per share so that such repriced options now have an exercise price of $7.625, the closing price of the Company's Common Stock on August 22, 1995. The Compensation Committee took this action on the recommendation of the Chairman, who specifically requested that no options held by him be repriced. The Committee believes that, particularly in view of the fact that no bonuses were paid to the Company's Named Executive Officers with respect to the last two fiscal years, executives and other employees of the Company to whom stock options have been granted have a greater incentive to perform to their maximum potential and to continue their service with the Company when they perceive their options as having, or being close to having, an immediate and realizable value.

  With respect to the above matter, the Compensation Committee submits this report.

                                          COMPENSATION COMMITTEE
                                          Jim C. Cowart
                                          Richard G. Hamermesh

                          TEN-YEAR OPTION REPRICINGS

                                                                                   LENGTH OF
                                 NUMBER OF  MARKET PRICE   EXERCISE                ORIGINAL
                                SECURITIES  OF STOCK AT    PRICE AT               OPTION TERM
                                UNDERLYING    TIME OF      TIME OF               REMAINING AT
                                  OPTIONS   REPRICING OR REPRICING OR    NEW        DATE OF
                                REPRICED OR  AMENDMENT    AMENDMENT   EXERCISE   REPRICING OR
         NAME            DATE   AMENDED (#)     ($)          ($)      PRICE ($)    AMENDMENT
         ----           ------- ----------- ------------ ------------ --------- ---------------
Amin J. Khoury......... 4/21/93   775,000       8.75        12.25        8.75   8 yrs., 11 mos.
  Chairman and Chief
   Executive Officer
Robert J. Khoury....... 8/23/95    50,000      7.625         9.50       7.625    5 yrs., 3 mos.
  President and Chief   8/23/95    50,000      7.625        11.75       7.625    8 yrs., 2 mos.
   Operating Officer
Marco C. Lanza......... 8/23/95    40,000      7.625         9.50       7.625    5 yrs., 3 mos.
  Executive Vice        8/23/95    10,000      7.625         11.7       7.625    8 yrs., 2 mos.
   President, Marketing
   and Product
   Development
G. Bernard Jewell...... 8/23/95    10,000      7.625        11.75       7.625    5 yrs., 3 mos.
  President, Seating
   Products Division
E. Ernest Schwartz..... 8/23/95    20,000      7.625        11.75       7.625    8 yrs., 2 mos.
  President, Galley
   Products Division
Jeffrey P. Holtzman,... 8/23/95    10,000      7.625         9.25       7.625    8 yrs., 2 mos.
  Treasurer             8/23/95    10,000      7.625        11.75       7.625    8 yrs., 4 mos.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In 1990, the Company adopted a formal policy whereby all transactions between the Company and its officers, directors, principal stockholders or other affiliates must be on terms no less favorable to the Company than could be obtained from unaffiliated third parties on an arm's-length basis, and such transactions will be approved by a majority of the Company's independent and disinterested directors.

  Under a Supply Agreement dated April 17, 1990 with Applied Extrusion Technologies, Inc., a Delaware corporation ("AET"), the Company purchases from AET its requirements of injection-molded plastic parts for use in the manufacture of passenger control units and other products for installation in commercial aircraft for the period ending March 31, 1998. Under that agreement, AET has agreed to use its best efforts at all times to maintain available and in good working order a sufficient number and variety of injection molding machines to satisfy the Company's orders as received and to use its best efforts to initiate production within three days of receipt of an order or, in emergency situations, on the day on which the order is received. The price to be paid by the Company to AET for products purchased under the Supply Agreement is an amount which results in a 33 1/3% gross margin to AET, after including in AET's standard cost for such products, all direct and indirect costs of labor, materials, equipment and overhead. Purchases by the Company under this agreement for Fiscal 1996 were approximately $1,300,000. Mr. Amin J. Khoury is a director and significant stockholder of AET and serves as Chairman of its Board of Directors. Messrs. Hamermesh and Wyss, directors of the Company, also are directors of AET.

  For fiscal year 1996, Boston Film Company, Inc., a multimedia film and video production house ("BFC"), was paid an aggregate of $134,000 in fees and expenses for extensive support services performed for a number of the Company's Divisions, including the production of CD ROM and other marketing and training materials, preparation of corporate video and slide presentations, and providing technical support for the management information systems group. Amin C. Khoury, President of BFC, is the son of Amin J. Khoury, Chairman of the Company and a minority stockholder of BFC.

PERFORMANCE GRAPH

  The following graph compares the yearly percentage change in the Company's cumulative total shareholder return on its Common Stock with the cumulative total return on the Nasdaq National Market Index, the Dow Jones Airlines Index and the Dow Jones Aerospace and Defense Index from July 29, 1990 through February 23, 1996, the last trading day of Fiscal 1996, based upon an assumed $100 investment in the Company's Common Stock and in the stocks comprising each such index as of July 1990:

                         [GRAPH APPEARS HERE]

                                                             S&P                       DJ
Measurement period              BE AEROSPACE               SMALLCAP       DJ       AEROSPACE
(Fiscal Year Covered)               INC          NASDAQ      600       AIRLINES    & DEFENSE
- ---------------------           ------------     ------    --------    --------    ---------
Measurement PT -
7/29/90                           $100           $100       $100        $100        $100

FYE 7/91                          $140           $112       $102        $ 96        $103
FYE 2/92                          $140           $143       $127        $106        $105
FYE 2/93                          $100           $153       $139        $ 94        $110
FYE 2/94                          $115           $181       $169        $108        $155
FYE 2/95                          $ 55           $183       $162        $ 92        $174
FYE 2/96                          $130           $255       $212        $144        $296


- --------
(1) The stock prices on the Performance Graph are not necessarily indicative of future stock price performance.

  Each of the Report of the Compensation Committee of the Board of Directors and the Performance Graph shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as from time to time in effect, or under the Securities Exchange Act of 1934, as from time to time in effect, except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such acts.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the"Commission") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater-than-ten-percent shareholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and, with respect to its officers and directors, written representations that no other reports were required, during Fiscal 1996, all Section 16(a) filing requirements applicable to its officers, directors and greater-than-ten-percent beneficial owners were complied with, except that (i) each of Messrs. R. Khoury, Lanza, McCaffrey and Schwartz reported on their Form 5 for Fiscal 1996 their May 1994 option grants; and
(ii) in filing Forms 5 for each of Messrs. Holtzman, Jewell, R. Khoury and Lanza, the Company's outside counsel inadvertently failed to report an option repricing that occurred in August 1995. The latter transactions were reported on amendments to each person's Form 5 within three weeks following the due date of such Forms.

  In making the above statements, the Company has relied on the written representations of its directors and officers and copies of the reports that have been filed with the Commission.

                                PROPOSAL NO. 2

                 APPROVAL OF AMENDMENT OF AMENDED AND RESTATED
                            1989 STOCK OPTION PLAN

  The Board of Directors has unanimously approved, subject to stockholder approval, an increase in the number of shares available for grants of options under the Amended and Restated 1989 Stock Option Plan (the "1989 Plan") from 1,800,000 to 2,550,000.

  In July 1989, the Company's Board of Directors and stockholders approved the 1989 Stock Option Plan. An amendment and restatement of the 1989 Stock Option Plan was approved by the stockholders of the Company at the Annual Meetings of Stockholders held on December 5, 1991 and it was further amended by action of the stockholders at the Annual Meetings of Stockholders held on July 15, 1992 and July 26, 1995 (the 1989 Stock Option Plan as amended and restated is referred to herein as the "1989 Plan"). The 1989 Plan is administered by the Stock Option Committee and provides for the grant of incentive stock options and non-statutory stock options to employees, consultants or advisers of the Company. Directors who are also employees, consultants or advisers are also eligible to participate in the 1989 Plan.

  The exercise price of all options granted under the Employee Option Plan may not be less than 100% (110% for owners of more than 10% of the Common Stock in the case of incentive stock options) of the fair market value of the Common Stock on the date of grant. Options expire 10 years after the date of grant (5 years after the date of grant for owners of more than 10% of the Common Stock in the case of incentive stock options).

Options generally become exercisable as follows: 25% upon grant and an additional 25% each calendar year thereafter.

  A total of 1,800,000 shares of Common Stock has been reserved under the 1989 Plan. As of June 14, 1996, no options were available for grant under the 1989 Plan. During the fiscal year ended February 24, 1995, the Company granted options under the 1989 Plan to purchase an aggregate of 222,500 shares of Common Stock at a weighted average exercise price of $8.47 per share. All of such options were granted at an exercise price equal to the fair market value of the Common Stock on the date of grant.

  Federal Tax Effects. The following general summary of federal income tax consequences, based on the law as currently in effect, does not purport to be a complete description of federal or other tax aspects of the 1989 Plan. Moreover, the following summary does not discuss possible foreign, state, estate or other tax consequences.

  Incentive Stock Options. Neither the grant nor, in general, the exercise of an incentive stock option produces taxable ordinary income to the employee or a deduction to the Company. However, upon exercise of an incentive stock option the participant's "alternative minimum taxable income" will be increased, generally by the excess of the fair market value of the shares at time of exercise over the option price, and the employee may be required to pay the alternative minimum tax ("AMT"). Any AMT attributable to the exercise of an incentive stock option may be applied as a credit against the participant's regular tax liability in subsequent years, subject to certain limitations.

  If the participant does not dispose of stock received upon the exercise of an incentive stock option within two years from the date the option was granted nor within one year after the date of exercise, any later sale of the shares will result in a long-term capital gain or loss. However, if shares received upon exercise of an incentive stock option are disposed of before these holding-period requirements have been satisfied (a "disqualifying disposition"), the participant will realize ordinary income, and the Company will be entitled to a deduction, equal in general to the difference between the option price and the value of the shares on the date of exercise. In the case of a disqualifying disposition that is a sale with respect to which loss (if sustained) would be recognized, the amount of ordinary income will not exceed the excess of the amount realized on such sale over the adjusted basis for the stock. A disqualifying disposition of shares acquired upon exercise of an incentive stock option that occurs in the same taxable year of the participant as the date his or her AMT income was increased by reason of such exercise will eliminate the AMT effect, if any, of such exercise.

  In the event a participant pays the option price of an incentive stock option by surrendering shares of previously owned stock, the surrender will not, in general, result in the recognition of gain. However, the exercise of an incentive stock option by the surrender of shares which were themselves acquired by the participant upon exercise of an incentive stock option will be a disqualifying disposition of the surrendered shares if it takes place within two years after the grant or one year after the exercise of the incentive stock option pursuant to which the surrendered shares were acquired.

  Incentive stock options granted pursuant to the 1989 Plan are treated for tax purposes as nonstatutory options (see below) to the extent that the aggregate fair market value of Common Stock with respect to which such options are exercisable for the first time by an individual during any calendar year exceeds $100,000. For purposes of the preceding sentence, incentive stock options under all option plans of the Company and its subsidiaries are aggregated, and fair market value is determined as of the time of grant of the option.

  Non-Statutory Stock Options. The grant of a non-statutory stock option does not produce taxable income to the employee or a deduction to the Company. When a participant exercises a non-statutory stock option, he or she realizes, for federal income tax purposes, ordinary income, subject to withholding, in the amount of the difference between the option price and the then-market value of the shares, and the Company is entitled to a corresponding deduction (subject to satisfying its obligation to withhold with respect to such income). The tax is due regardless of whether or not the optionee sells the stock acquired upon exercise of the option.

  If a participant exercises a non-statutory stock option in whole or in part by surrendering previously acquired stock (whether acquired upon exercise of an incentive or non-statutory stock option or otherwise), no gain or loss is recognized on the exchange of the previously acquired shares for an equivalent number of new shares.

  Special Rules Applicable to Executive Officers and Directors. The tax rules described above are subject to modification in the case of optionees subject to the so-called "short-swing profit" rules of Section 16(b) of the Securities Exchange Act of 1934, as amended ("Restricted Parties"). In the case of an option exercised by a Restricted Party within six months of the date of grant of the option, the ordinary income (or increase in AMT income, in the case of an incentive stock option) associated with exercise will in general be recognized six months following the date of grant and will be measured by the excess (if any) of the fair market value of the shares over the option price at that time, rather than being recognized and measured at time of exercise. Any deduction available to the Company in connection with the exercise will be similarly deferred. However, a Restricted Party exercising an option within six months of the date of the option grant may elect under Section 83(b) of the Code to have the income associated with exercise measured and taken into account at that time. An election under Section 83(b) of the Code must be made not later than 30 days after exercise and must satisfy certain other requirements.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THIS PROPOSAL.

                                PROPOSAL NO. 3

                   CONSIDERATION OF THE MACBRIDE PRINCIPLES

  The following resolution is submitted by New York City Comptroller Alan G. Hevesi, Municipal Building, 1 Centre Street, New York New York 10007, on behalf of the New York City Employees' Retirement System, the New York City Teachers' Retirement System, the New York City Fire Department Pension Fund and the New York City Police Pension Fund which state that they own an aggregate of 105,000 shares of the Common Stock of the Company and have requested that the Company offer the resolution set forth below for stockholders to consider at the Meeting.

  WHEREAS, BE Aerospace, Inc. operates a wholly-owned subsidiary in Northern Ireland, Aircraft Furnishing Limited;

  WHEREAS, the on-going peace process in Northern Ireland encourages us to search for non-violent means for establishing justice and equality;

  WHEREAS, the Fair Employment Agency for Northern Ireland has found that BE Aerospace has not provided equality of opportunity to Ulster's Catholic population;

  WHEREAS, Dr. Sean MacBride, founder of Amnesty International and Nobel Peace laureate, has proposed several equal opportunity employment principles to serve as guidelines for corporations in Northern Ireland. These include:

    1. Increasing the representation of individuals from under represented religious groups in the workforce including managerial, supervisory, administrative, clerical and technical jobs.

    2. Adequate security for the protection of minority employees both at the workplace and while traveling to and from work.

    3. The banning of provocative religious or political emblems from the workplace.

    4. All job openings should be publicly advertised and special recruitment efforts should be made to attract applicants from under represented religious groups.

    5. Layoff, recall, and termination procedures should not in practice, favor particular religious groupings.

    6. The abolition of job reservations, apprenticeship restrictions and differential employment criteria, which discriminate on the basis of religion or ethnic origin.

    7. The development of training programs that will prepare substantial numbers of current minority employees for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade, and improve the skills of minority employees.

    8. The establishment of procedures to assess, identify and actively recruit minority employees with potential for further advancement.

    9. The appointment of a senior management staff member to oversee the company's affirmative action efforts and the setting up of timetables to carry out affirmative action principles.

  RESOLVED, Shareholders request the Board of Directors to:

    1. Make all possible lawful efforts to implement and/or increase activity on each of the nine MacBride Principles.

                       BOARD OF DIRECTORS RECOMMENDATION

  Your Board of Directors believes that adoption of this proposal is not in the best interests of stockholders and unanimously recommends that stockholders vote against it. The Company already has taken the steps necessary to provide equal employment opportunity in Northern Ireland, regardless of religious affiliation. The Company adheres to both the letter and the spirit of the "Fair Employment (Northern Ireland) Act of 1989" as well as the "Code of Practice" promulgated by the Act. The Company is also registered with the Fair Employment Commission.

  When the Comptroller's proposal was submitted in connection with last year's annual meeting, the Company initially decided to exclude it from the proxy statement in reliance on Rule 14a-8(c)(7) and other provisions of the proxy rules of the Securities and Exchange Commission (the "SEC"). That Rule permits exclusion of proposals that relate to an issuer's ordinary business operations, since such matters are properly within the domain of the board of directors and not the stockholders. The Company followed the proxy rules by notifying the Comptroller and the SEC of its intention to omit the proposal. Following a series of letters to the SEC, including correspondence from the Comptroller in which it expressed its own views, the SEC staff issued to the Company a "no-action" letter stating that the SEC staff agreed with the Company that the proposal could properly be omitted from the proxy statement pursuant to Rule 14a-8(c)(7).

  Two weeks before mailing of the proxy materials, however, the Comptroller's office informed the Company that, if the Company did not agree within 24 hours to include the proposal in its proxy materials, the Comptroller's office would bring litigation, including a demand for an injunction, against the Company. The Company had complied fully with the proxy rules in determining to omit the proposal and was confident it would have prevailed in any litigation with the Comptroller's office. Nevertheless, after due consideration of the cost involved in litigating what it believed to be a settled matter, management determined that the potential cost to the Company and its stockholders of the threatened litigation outweighed the cost of submitting the proposal to our stockholders for their vote.

  The Comptroller's proposal received the support of well less than 5% of our stockholders at last year's annual meeting. Nonetheless, he has seen fit to resubmit it for inclusion in this year's proxy materials. Based upon our prior experience with the Comptroller, and to avoid further waste of corporate assets, management is submitting his proposal to the stockholders once again, despite its continuing belief that this is not legally required and that the issue which he purports to raise is irrelevant in the case of the Company.

  The Company's policy and practice worldwide is to provide equal opportunity employment in all locations without regard to race, color, religious belief, gender, age, national origin, citizenship status, marital status, sexual orientation or disability. Northern Ireland is no exception. Through its established equal employment opportunity program, the Northern Ireland operation essentially complies with the practices outlined in the MacBride Principles. The Company is an equal opportunity employer in all job advertisements, and hiring procedures are based on the experience and qualifications needed to satisfy individual job requirements. Equal opportunity is observed for all employees in training, advancement, layoff and recall procedures. The display of potentially offensive or intimidating religious emblems at the Company's facilities is not permitted. The Company provides security for all employees at work.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL.

               NEW YORK CITY COMPTROLLER'S SUPPORTING STATEMENT

- -- Continued discrimination and worsening employment opportunities have been cited as contributing to support for a violent solution to Northern Ireland's problems.

- -- We believe that our company benefits by hiring from the widest available talent pool. An employee's ability to do the job should be the primary consideration in hiring and promotion decisions.

- -- Implementation of the MacBride Principles by BE Aerospace will demonstrate its concern for human rights and equality of opportunity in its international operations.

  Please vote your proxy FOR these concerns.

                                 AUDIT MATTERS

  Deloitte & Touche has been selected to audit the financial statements of the Company for the fiscal year ending February 22, 1997, and to report the results of their examination.

  A representative of Deloitte & Touche is expected to be present at the Meeting and will be afforded the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from stockholders.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders submitted for consideration at the Annual Meeting of Stockholders to be held in 1997 must be received by the Company no later than February 24, 1997.

                                OTHER BUSINESS

  The Board of Directors knows of no business that will come before the meeting for action other than as described in the accompanying Notice of Meeting. However, as to any such business, the persons designated as proxies will have discretionary authority to act in their best judgment.

                                   FORM 10-K

  A copy of the Company's annual report on Form 10-K filed with the Securities and Exchange Commission is available without charge by writing to: BE Aerospace, Inc., ATTN: Treasurer, 1400 Corporate Center Way, Wellington, Florida 33414.

[X] Please mark
    votes as in
    this example.

PLEASE DO NOT FOLD THIS PROXY.

1. Election of Directors.

Nominees: Robert J. Khoury and
          Hansjorg Wyss

   FOR                   WITHHELD FROM
   BOTH   [_]      [_]       BOTH
 NOMINEES                  NOMINEES

- ----------------------------------
To withhold authority to vote for
either nominee, print ONLY that
nominee's name in the space
provided above.

                                         +
                                         +++

2. Amendment of 1989 Stock Option Plan.

        FOR    AGAINST    ABSTAIN
        [_]      [_]        [_]

3. MacBride Principles.

        FOR    AGAINST    ABSTAIN
        [_]      [_]        [_]

- ---------------------------------------------------
The Board unanimously recommends a vote AGAINST
                Proposal 3.
- ---------------------------------------------------

                                    MARK HERE
                                   FOR ADDRESS [_]
                                   CHANGE AND
                                   NOTE AT LEFT

Please sign exactly as name(s) appear hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title as such. Each joint owner should sign.

Signature:_____________________________________ Date__________________________

Signature:_____________________________________ Date__________________________


                     ANNUAL MEETING OF BE AEROSPACE, INC.
                                 JULY 23, 1996

     The undersigned hereby constitutes and appoints Messrs. Robert J. Khoury and Thomas P. McCaffrey, or either of them, with full power of substitution to each, proxies to vote and act at the Annual Meeting of Stockholders of BE Aerospace, Inc. (the "Company") to be held on July 23, 1996 in the Conference Center, 36th Floor, Ropes & Gray, One International Place, Boston, Massachusetts at 10:30 a.m., and at any adjournments thereof (the "Meeting"), upon and with respect to the number of shares of Common Stock, par value $0.01 per share, that the undersigned would be entitled to vote if personally present. The undersigned hereby instructs such proxies, or their substitutes, to vote on those matters appearing on the reverse side hereof as specified by the undersigned and in such manner as they may determine on any other matters which may come before the Meeting, all as indicated in the accompanying Notice of Meeting and Proxy Statement, receipt of which is hereby acknowledged. All proxies heretofore given by the undersigned in respect of the Meeting are hereby revoked.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. Unless otherwise specified in the boxes provided on the reverse side hereof, the Proxy will be voted FOR both nominees for Director, FOR approval of the proposed amendment of the Amended and Restated 1989 Stock Option Plan, AGAINST adoption of the MacBride Principles, and in the discretion of the named proxies as to any other matter that may properly come before the Meeting.

                                                               ---------------
                                                                 SEE REVERSE
                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)       SIDE
                                                               ---------------